Exhibit 99.1


FRED'S                           4300 New Getwell Road, Memphis, Tennessee 38118


                                     Contact: Jerry A. Shore
                                              Executive Vice President and
                                              Chief Financial Officer
                                              (901) 362-3733, Ext. 2217


                      FRED'S REPORTS FIRST QUARTER RESULTS


MEMPHIS, Tenn. (May 20, 2004) - Fred's, Inc. (NASDAQ/NM: FRED) today reported financial results for the first quarter ended May 1, 2004.

     Net income for the first quarter of fiscal 2004 totaled $7.4 million or $0.19 per diluted share, matching the analysts' mean estimate for the period. In the year-earlier quarter, net income was $7.9 million or $0.20 per diluted share (the prior-year per share amount is adjusted for a three-for-two stock split distributed on July 1, 2003).

     As previously reported, retail sales by Company stores for the first quarter increased 10% and total sales also rose 10% to $341.5 million compared with $310.7 million in the same period last year. On a comparable store basis, sales increased 2.7% for the quarter.

     Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "As the earnings comparison for the period suggests, the first quarter was challenging for us due to lower-than-expected comparable store sales growth, which adversely affected our store expense leverage, and as we faced the impact of rising fuel, utilities, and other costs. While the deceleration of Fred's comparable store sales growth is consistent with trends we have witnessed among our chief competitors in the discount retail sector, we know that our performance reflects other Company-specific issues. These problems include delays in merchandise deliveries from vendors, out-of-stock merchandise conditions on promotional items, and the lag related to the reinstatement of our Saturday double coupon program.

     "There were, however, some bright points in the quarter," Hayes continued. "Pharmacy sales and margins remained on plan throughout the quarter, helping offset some of the softness we have seen in other merchandise categories. Productivity at our new distribution center continues to improve, providing a solid foundation for expense leveraging and new store growth. Concurrently, our store expansion program remains on pace for the opening of a record 80-100 stores this year - with 21 of those new stores opening during the first quarter.

     "Fortunately, the issues we control can and have been addressed directly," Hayes added. "Already, in-stock positions for our May and June circulars have recovered, revised logistics plans have cleared vendor backlogs, and our double coupon program is steadily building weekend traffic. We believe the results from these and other merchandising programs will get our comparable store sales performance back on plan as the year continues. With our new programs and the adjustments we have made, the worst should be behind us and our goal to increase earnings for the year 14%-18%, to a range of $0.97 and $1.00 versus $0.85 for fiscal 2003, remains in tact."

     Fred's gross profit for the first quarter of 2004 was $96.8 million compared with $87.9 million in the same period last year, representing an increase of 10% for the period. Gross margin for the quarter was 28.3% of sales, the same as in the year-earlier period.


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
FRED Reports First Quarter Results
Page 2
May 20, 2004


     Selling, general and administrative expenses for the first quarter of 2004 increased to 24.9% of sales versus 24.5% of sales in the first quarter last year. This increase was primarily attributable to an increase in store labor and advertising costs as a percent of sales, as well as increases in fuel prices and utilities expenses.

     Operating income for the first quarter of 2004 declined 4% to $11.5 million from $12.0 million in the year-earlier period. Operating income for the quarter was 3.4% of sales versus 3.8% of sales in the first quarter of 2003.

     Fred's, Inc. operates 534 discount general merchandise stores, including 26 franchised Fred's stores in the southeastern United States. For more information about the Company, visit Fred's website on the Internet at www.fredsinc.com.

     A  public,  listen-only  simulcast  and  replay  of  Fred's  first  quarter conference call may be accessed at the Company's web site or at www.fulldisclosure.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today and a replay of the call will be available beginning at approximately noon Eastern Time and will run until June 20, 2004.

     Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution center and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                                  FRED'S, INC.
                         Unaudited Financial Highlights
                    (in thousands, except per share amounts)


                                        13 Weeks         13 Weeks
                                         Ended            Ended
                                         May 1,           May 3,           Percent
                                         2004             2003              Change
                                     -------------     -------------    -------------
Net sales                            $    341,486      $    310,689             9.9%
Operating income                     $     11,483      $     11,977            -4.1%
Net income                           $      7,424      $      7,857            -5.5%
Net income per share:
    Basic                            $       0.19      $       0.20            -5.0%
    Diluted                          $       0.19      $       0.20            -5.0%
Average shares outstanding:
    Basic                                  39,060            38,456
    Diluted                                39,706            39,438


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

FRED Reports First Quarter Results
Page 3
May 20, 2004



                                  FRED'S, INC.
                         Unaudited Financial Highlights
                    (in thousands, except per share amounts)


                                                           13 Weeks                     13 Weeks
                                                             Ended                        Ended
                                                             May 1,        % of           May 3,        % of
                                                             2004          Total          2003          Total
                                                          -----------    ---------    -----------    ---------
Net sales                                                 $   341,486       100.0%    $   310,689       100.0%
Cost of goods sold                                            244,692        71.7%        222,741        71.7%
                                                          -----------    ---------    -----------    ---------
Gross profit                                                   96,794        28.3%         87,948        28.3%
Selling, general and administrative expenses                   85,311        24.9%         75,971        24.5%
                                                          -----------    ---------    -----------    ---------
Operating income                                               11,483         3.4%         11,977         3.8%
Interest (income)/expense, net                                     62         0.0%             97         0.0%
                                                          -----------    ---------    -----------    ---------
Income before income taxes                                     11,421         3.4%         11,880         3.8%
Provision for income taxes                                      3,997         1.2%          4,023         1.3%
                                                          -----------    ---------    -----------    ---------
Net income                                                $     7,424         2.2%    $     7,857         2.5%
                                                          ===========    =========    ===========    =========
Net income per share:
    Basic                                                 $      0.19                 $      0.20
                                                          ===========                 ===========
    Diluted                                               $      0.19                 $      0.20
                                                          ===========                 ===========
Weighted average shares outstanding:
    Basic                                                      39,060                      38,456
                                                          ===========                 ===========
    Diluted                                                    39,706                      39,438
                                                          ===========                 ===========





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

FRED Reports First Quarter Results
Page 4
May 20, 2004


                                  FRED'S, INC.
                             Unaudited Balance Sheet
                                 (in thousands)


                                                                                  May 1,            May 3,
                                                                                   2004              2003
                                                                              -------------      --------------
ASSETS:
Cash and cash equivalents                                                     $       4,573      $       7,277
Inventories                                                                         263,689            212,480
Receivables and other current assets                                                 26,370             20,646
                                                                              -------------      -------------
    Total current assets                                                            294,632            240,403
Property and equipment, net                                                         139,269            120,665
Other noncurrent assets                                                               4,078              4,745
                                                                              -------------      -------------
    Total assets                                                              $     437,979      $     365,813
                                                                              =============      =============


LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                                              $      75,962      $      71,028
Current portion of indebtedness                                                          18                 36
Current portion of capital lease obligation                                             689                676
Accrued expenses                                                                     16,595             15,100
Current deferred tax liability                                                       11,855             10,895
Income taxes                                                                          2,836              2,735
                                                                              -------------      --------------
    Total current liabilities                                                       107,955            100,470

Indebtedness                                                                         21,660                104
Deferred tax liability                                                                6,539              1,503
Capital lease obligations                                                             1,543              2,239
Other noncurrent liabilities                                                          2,507              2,555
                                                                              -------------      -------------
    Total liabilities                                                               140,204            106,871
Shareholders' equity                                                                297,775            258,942
                                                                              -------------      -------------
    Total liabilities and shareholders' equity                                $     437,979      $     365,813
                                                                              =============      =============




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